Exhibit 3.4(d)

AMENDMENT TO THE BYLAWS OF
CINEMARK USA, INC.

Article VII, Sections 1, 6 and 7 are hereby amended and restated to read in their entirety as follows:

ARTICLE VII

Officers, Employees And Agent;
Powers And Duties

Section 1.  Elected officers.  The elected officers of the Corporation shall be a Chairman of the Board, a Vice-chairman of the Board, a President, an Executive’ Vice President, one or more Vice Presidents as may be determined from time to time by the Board, (and, in the case of each such Vice President, with such descriptive title, if any, as the Board of Directors shall deem appropriate), a Secretary and a Treasurer. The Chairman of the Board and Vice-chairman of the Board shall be members of the Board of Directors; no other elected officer of the Corporation need be a director of the Corporation and no elected officer of the Corporation need be a shareholder or resident of the State of Texas.

Section 6.  Chairman and Vice-chairman of the Board.

(a) The Chairman of the Board shall preside, when present, at all meetings of the shareholders and the Board of Directors. He shall advise and counsel the Vice Chairman, President and other officers of the Corporation and shall exercise such powers and perform such duties as shall be assigned to or required of him from time to time by the Board of Directors or the Executive Committee.

(b) The Vice-chairman of the board shall, in the absence of a Chairman of the Board, preside, when present at meetings of the Shareholders and the Board of Directors and shall have the power to call special meetings of the Board of Directors and Shareholders for any purpose or purposes. The Vice-chairman shall be the Chief Executive Officer of the Corporation and, subject to the provisions of these Bylaws shall have general supervision of the affairs of the Corporation and shall have general and active control of all its business. He shall preside over the Executive Committee and subject to the supervision, approval and review of his actions by the Executive Committee and the Board of Directors, he shall have authority to: cause the employment or appointment of and the discharge of employees and agents of the Corporation, other than officers and fix their compensation; suspend for cause, pending final action by the authority which shall have elected or appointed him, the President and any officer subordinate to the President; make and sign bonds, deeds, contracts and agreements in the name of and on behalf of the Corporation and to affix the corporate seal thereto; sign stock certificates, and in general to exercise all the powers usually appertaining to the office of the Chief Executive Officer of a Corporation, except as otherwise provided by statute, the Articles of Incorporation or these Bylaws.

Section 7.  President.  The President shall be the Chief Operating Officer of the Corporation. In the absence of the Chairman of the Board and the Vice-chairman of the Board, the President shall preside when present at meetings of the shareholders and the Board of Directors, and shall have the power to call special meetings of the Board of Directors and shareholders for any purpose or purposes. Subject to the supervision, approval and review of his actions by the Vice-chairman, Executive Committee and the Board of Directors, he shall have authority to: cause the employment or appointment of and the discharge of employees and agents of the Corporation, other than officers, and fix their compensation; suspend for cause, pending final action by the authority which shall have elected or appointed him, any officer subordinate to the President; make and sign bonds, deeds, contracts and agreements in the name of and on behalf of the Corporation and to affix the corporate seal thereto; sign stock certificates; to generally assist the Vice-chairman; and in general to exercise all the powers usually appertaining to the office of President/Chief Operating Officer of a corporation, except as otherwise provided by statute, the Articles of Incorporation or these Bylaws. The President shall put into operation the business policies of the Corporation as determined by the Executive Committee and the Board of Directors and as communicated to him by such bodies. In carrying out such business policies, the President shall, subject to the supervision of the Vice-Chairman, Executive Committee and the Board of Directors, have general management and control of the day to day business operations of the Corporation. He shall see that the books, reports, statements and certificates required by statutes or laws applicable to the Corporation are properly kept, made and filed according to law. The President shall be subject only to the authority of the Vice Chairman, Executive Committee and the Board of Directors in carrying out his duties. In the absence of or disability of the President, his duties shall be performed and his powers may be exercised by the Vice Presidents in order of their seniority, unless otherwise determined by the President, the Executive Committee, or the Board of Directors.

In the event of the death, incapacity, disability, termination or resignation of the Vice-Chairman, the President automatically shall assume the duties of Vice-chairman until the successor to the Vice-chairman is elected by the Board of Directors.

CERTIFICATION

I, the undersigned officer, hereby certify that the foregoing Article VII, Sections 1, 6 and 7 was duly adopted as an amendment to the Bylaws of Cinemark USA, Inc. by Special Meeting of the Board of Directors of Cinemark USA, Inc. dated March 9, 1993, to certify which witness my hand and seal of office as of this the 9th day of March, 1993.

/s/  Tandy Mitchell
Tandy Mitchell,
Secretary of Cinemark USA, Inc.